SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2001

Genomica Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-31637 (Commission File Number)	23-2821818 (IRS Employer Identification No.)

1715 38th Street
Boulder, Colorado 80301
(Address of Principal Executive Offices and Zip Code)

(720) 565-4500
(Registrant’s telephone number, including area code)

Item 5. Other Events
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURE
INDEX TO EXHIBITS
Exhibit 2.1
Exhibit 2.2
Exhibit 99.1

Item 5. Other Events

     On November 19, 2001, Exelixis, Inc., a Delaware corporation (“Exelixis”) issued a press release (attached hereto as Exhibit 99.1) announcing that it had signed an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”, and attached hereto as Exhibit 2.1) by and among Exelixis, Bluegreen Acquisition Sub, Inc. (“Bluegreen Acquisition Sub”), a wholly owned subsidiary of Exelixis, and Genomica Corporation (“Genomica”).

     Under the terms of the Merger Agreement, Bluegreen Acquisition Sub will commence an exchange offer (the “Offer”), in which Bluegreen Acquisition Sub will offer to exchange a portion of a share of Exelixis common stock, par value $0.001 per share (the “Exelixis Common Stock”), as calculated below, for each outstanding share of Genomica common stock, par value $0.001 per share (the “Genomica Common Stock”), including the associated preferred stock purchase rights. The exchange ratio is a number equal to the quotient obtained by dividing the Genomica common stock value, determined as described below, by the greater of (i) $13.30285 or (ii) the average closing sales price of Exelixis common stock on the Nasdaq National Market during the 18 trading-day period ending two trading days before the initial expiration of the Offer (as reported in The Wall Street Journal, or if not reported in The Wall Street Journal, any other authoritative source). The Genomica common stock value will be determined by dividing $110 million by the sum of the number of shares of Genomica common stock and Genomica preferred stock plus the number of shares of Genomica common stock issuable upon the exercise of stock options and warrants with a per share exercise price of $5.00 or less, each as outstanding as of the date that Bluegreen Acquisition Sub first accepts shares of Genomica common stock for payment pursuant to the Offer. Holders of Genomica Common Stock tendering their shares in the Offer will receive cash in lieu of any fractional shares of Exelixis Common Stock to which they would otherwise be entitled. The consummation of the Offer is subject to, among other things, at least the sum of a majority of the total number of shares of Genomica Common Stock plus the total number of shares of Genomica Common Stock issuable upon the exercise of options to acquire Genomica Common Stock, each as outstanding immediately before the expiration of the exchange offer, as it may be extended pursuant to the Merger Agreement, having been validly tendered and not properly withdrawn (the “Minimum Tender Condition”).

     Pursuant to the Merger Agreement, following the completion of the Offer and the satisfaction or waiver of certain other conditions, Bluegreen Acquisition Sub will be merged with and into Genomica (the “Merger”) with Genomica being the surviving corporation. In the Merger, each outstanding share of Genomica Common Stock (other than shares held by Exelixis and Bluegreen Acquisition Sub and by stockholders who perfect appraisal rights under Delaware law, which will be available if Exelixis acquires ninety percent (90%) or more of the outstanding shares of Genomica Common Stock in the Offer) will be converted into the right to receive the same consideration as paid to those stockholders who tendered their Genomica Common Stock in the Offer.

     Genomica’s officers, directors and certain affiliated stockholders have entered into Stockholder Tender Agreements with Exelixis, pursuant to which they have agreed to tender and not withdraw their shares of Genomica Common Stock in the Offer. In addition, if certain

2.

conditions are met, the officers, directors and affiliated stockholders of Genomica who are parties to the Stockholder Tender Agreements may be obligated to exercise certain stock options and warrants and tender the shares issued upon the exercise of the options and warrants if and to the extent necessary to satisfy the Minimum Tender Condition. A form of the Stockholder Tender Agreement is attached hereto as Exhibit 2.2 and is incorporated herein by reference.

     In connection with the Merger Agreement, the directors and officers of Genomica and certain affiliates of Genomica have agreed not to sell or otherwise dispose of Exelixis Common Stock for 90 days following the date Bluegreen Acquisition Sub first accepts shares for payment pursuant to the Offer.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

2.1	Agreement and Plan of Merger and Reorganization, dated as of November 19, 2001, by and among Exelixis, Inc., a Delaware corporation, Bluegreen Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Exelixis, Inc., and Genomica Corporation.

2.2	Form of Stockholder Tender Agreement between Exelixis and Genomica officers, directors and certain affiliated stockholders.

99.1	Press Release of Exelixis, Inc., dated November 19, 2001, as filed with the Securities and Exchange Commission by Exelixis, Inc. on November 20, 2001 pursuant to Rule 425 under the Securities Act of 1933.

3.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENOMICA CORPORATION

Dated: December 4, 2001	By:	/s/ Daniel R. Hudspeth

Daniel R. Hudspeth Chief Financial Officer

4.

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger and Reorganization, dated as of November 19, 2001, by and among Exelixis, Inc., a Delaware corporation, Bluegreen Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Exelixis, Inc., and Genomica Corporation.

2.2	Form of Stockholder Tender Agreement between Exelixis and Genomica officers, directors and certain affiliated stockholders.

99.1	Press Release of Exelixis, Inc., dated November 19, 2001, as filed with the Securities and Exchange Commission by Exelixis, Inc. on November 20, 2001 pursuant to Rule 425 under the Securities Act of 1933.